Invitation Homes Announces a Voluntary Debt Prepayment
DALLAS, May 10, 2017 /PRNewswire/ -- Invitation Homes Inc. (NYSE: INVH) today announced that 2014-3 IH Borrower L.P., its wholly-owned subsidiary, voluntarily prepaid approximately $510 million of borrowings outstanding under the Loan Agreement, dated as of November 12, 2014, by and between 2014-3 IH Borrower L.P. and German American Capital Corporation, in accordance with the terms of the Loan Agreement. This voluntary prepayment reduced the outstanding principal balance of the Company’s IH 2014-SFR3 securitization to approximately $251 million. The prepayment was made with proceeds received from the Company’s securitization transaction involving certificates guaranteed by Fannie Mae and a related loan agreement by and between 2017-1 IH Borrower L.P., a subsidiary of the Company, and Wells Fargo Bank, National Association, providing for a ten-year, fixed rate loan with a total principal balance of $999,999,713.
About Invitation Homes:
Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes in desirable neighborhoods across America. With nearly 50,000 homes for lease in 13 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools.  The company's mission, "Together with you, we make a house a home," reflects its commitment to high-touch service that continuously enhances residents' living experiences and provides homes where individuals and families can thrive.
Investor Relations Contact:
Greg Van Winkle
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com
Media Relations Contact:
Claire Parker
Phone: 202.257.2329
Email: Media@InvitationHomes.com